UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

the Securities Exchange Act of 1934

Date of Report: October 8, 2008

QUIXOTE CORPORATION

(Exact name of registrant as specified in its charter)

Commission file number 001-08123

DELAWARE	36-2675371
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

35 EAST WACKER DRIVE, CHICAGO, ILLINOIS	60601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number including area code: (312) 467-6755

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 230.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR   240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors.

At its meeting on October 8, 2008, the Board of Directors of Quixote Corporation (the “Registrant”) elected Victor Schwartz to the Company’s Board of Directors.  Mr. Schwartz will serve until the Annual Meeting of Stockholders to be held in the year 2009.  The Board of Directors has not elected Mr. Schwartz to any committees at this time.  Mr. Schwartz beneficially owns 28,000 shares of our common stock.

Mr. Schwartz is a partner in the Washington office of the Kansas City-based law firm of Shook, Hardy & Bacon L.L.P. and chairs its Public Policy Group which integrates government affairs, public relations and litigation.   Mr. Schwartz co-chairs the Civil Justice Task Force of the American Legislative Exchange Council and is a member of the American Law Institute.  He  also advises product manufacturers on liability issues.

Like all non-employee directors, Mr. Schwartz will receive an annual director’s fee of $20,000 plus meeting fees of $2,000 for the first day of every meeting, $1,000 for each consecutive meeting day thereafter, and $500 per day for every telephonic meeting plus expenses.  In addition, like all non-employee directors, Mr. Schwartz will be granted an annual option to acquire 5,000 shares of the Company’s common stock on the first Friday following the Company’s Annual Meeting pursuant to the Company’s 2001 Non-Employee Director Stock Option Plan (the “Plan”) at an exercise price equal to the Fair Market Value of the stock on the date of grant as set forth in the Plan.  The Company also maintains accidental death and disability insurance coverage in the amount of $500,000 on behalf of each non-employee director, payable to a beneficiary designated by the director.

In the last three years, the Mr. Schwartz has advised the Company from time to time on liability issues and has received fees for those services in an amount under $10,000.   The Board of Directors has determined that Mr. Schwartz satisfies the “independence” standard of the Nasdaq Stock Market Rules.

A copy of the press release is furnished herewith as Exhibit 99 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

The following Exhibits are included herein:

(d)	Exhibits

	99	Press Release issued by Quixote Corporation, dated October 10, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIXOTE CORPORATION

DATE:	October 10, 2008	/s/ Daniel P. Gorey
DANIEL P. GOREY
Vice President, Chief Financial
Officer and Treasurer
(Chief Financial & Accounting
Officer)